Exhibit 99.1

DURATA THERAPEUTICS, INC. REPORTS FULL-YEAR 2012 FINANCIAL

RESULTS

-Entered into a $20 million debt facility-

CHICAGO, IL, March 8, 2013 – Durata Therapeutics, Inc. (NASDAQ: DRTX) today announced financial results for the year ended December 31, 2012.

“2012 was a great year for Durata. We accomplished many things from a clinical, regulatory and organizational perspective that position us well for a successful 2013 and beyond. ” said Paul Edick, Chief Executive Officer of Durata Therapeutics, Inc. “Our financial results reflect our increase in spending as we were concluding our studies and preparing for submission to the FDA and potential commercialization of dalbavancin for treatment of acute bacterial skin and skin structure infections (ABSSSI).”

2012 Highlights and Recent Events

Our significant accomplishments include the following:

•	Completed enrollment and closed our two Phase 3 clinical trials of dalbavancin, DISCOVER 1 and DISCOVER 2. Both studies met their primary and secondary endpoints, based on preliminary top-line data.

•

Received Qualified Infectious Disease Product (QIDP) designation for dalbavancin from the FDA, which provides Durata priority review by the FDA, eligibility for “fast-track” status, and extension of statutory exclusivity periods for an additional five years upon FDA approval of the product for the treatment of ABSSSI.

•	Completed our initial public offering, resulting in approximately $71.3 million of net proceeds.

•	Entered into a $20.0 million debt facility on March 5, 2013 with Oxford Finance LLC. Net proceeds are expected to be received by the end of March 2013 and used for working capital purposes.

Financial results for the year ended December 31, 2012

As of December 31, 2012, we had cash and cash equivalents plus short-term investments of $45.3 million, compared to $11.5 million at December 31, 2011.

Net loss for the year ended December 31, 2012 (the “2012 Year”) was $62.5 million, compared to a net loss of $33.0 million for the year ended December 31, 2011 (the “2011 Year”).

Research and development expense for the 2012 Year was $51.7 million, compared to $30.1 million for the 2011 Year. The $21.6 million increase from the 2011 Year to the 2012 Year principally resulted from an increase of $22.8 million in contract research organization and other clinical trial expenses, including consulting, and an increase of $2.1 million for personnel costs to support our studies, partially offset by a decrease of $3.3 million related to chemistry, manufacturing and control related expenses in the 2012 Year due to the decrease in the acquisition of comparator products for use in our recently completed Phase 3 clinical trials.

General and administrative expense for the 2012 Year was $9.8 million, compared to $4.3 million for the 2011 Year. The $5.5 million increase from the 2011 Year to the 2012 Year principally resulted from an increase of $2.9 million for personnel costs, an increase of $1.6 million in legal and consulting fees and an increase of $1.0 million for insurance and other operating expenses to support our pre-launch activities and increased compliance requirements.

Conference Call and Webcast Information

The company will host a conference call today, March 8, 2013 at 8:30 AM EST. To access the call, please dial 866-632-4021 for participants in the U.S. or Canada and 404-991-3968 for international callers (reference Conference ID 19456362). A replay of the call may be accessed through March 22, 2013 by dialing 800-585-8367 for callers in the U.S. and Canada and 404-537-3406 for international callers (reference Conference ID 19456362). The conference call will also be webcast live at

http://event.on24.com/r.htm?e=593360&s=1&k=1C554807277DBF38FF83F9CE292BA7AE.

The webcast will as well be available on the Investor Relations section of the Company’s website at www.duratatherapeutics.com.

About Dalbavancin

Dalbavancin is an intravenous antibiotic product candidate under investigation for once-weekly dosing, which we believe may facilitate the treatment of patients with ABSSSI in both the in-patient and out-patient settings, potentially reducing the length of a patient’s hospital stay or avoiding hospital admission altogether, with an impact on the overall cost of care for these patients.

About Durata Therapeutics

Durata Therapeutics is a pharmaceutical company focused on the development and commercialization of novel therapeutics for patients with infectious diseases and acute illnesses. Duratahas now completed two global Phase 3 clinical trials with its lead product candidate, dalbavancin, for the treatment of patients with ABSSSI.

Forward-looking statements

Statements contained in this press release contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Forward-looking statements in this press release include statements about the preliminary top-line results of our completed Phase 3 clinical trials, the timing of the filing of a NDA with the FDA and a MAA with the EMA, potential commercialization of dalbavancin, the success of Durata in 2013 and beyond and receipt of net proceeds from our debt facility with Oxford Finance LLC. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in the “Risk Factors” section of our most recent annual report on Form 10-K, which is on file with the SEC and is also available on our website. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our views change. Therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

Investor Relations and Public Affairs Contact

Allison Wey

Durata Therapeutics, Inc.

Vice President, Investor Relations and Public Affairs

(312) 219-7017

awey@duratatherapeutics.com

Media Relations Contact

Jed Weiner

White Oak Communications, Inc.

(847) 392-4186

jed.weiner@comcast.net

DURATA THERAPEUTICS, INC. AND SUBSIDIARIES

(A Development Stage Company)

Consolidated Balance Sheet

(in thousands)

	December 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$32,257	$11,485
Short-term investments	13,094	—
Prepaid expenses and other current assets	5,844	997

Total current assets	51,195	12,482

Acquired in process research and development	15,292	15,292
Goodwill	5,811	5,811
Property and equipment, net	981	—
Restricted cash	852	—
Deferred charge	12,417	—
Other assets	—	40

Total assets	$86,548	$33,625

Liabilities, Redeemable Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,618	$1,957
Accrued expenses	10,602	1,369
Income taxes payable	2,281	—

Total current liabilities	21,501	3,326

Non-current income tax payable	1,117	—
Contingent consideration	19,836	18,739
Other liabilities	222	—

Total liabilities	42,676	22,065

Redeemable portion - Series A Convertible Preferred Stock	—	6,000

Total stockholders’ equity	43,872	5,560

Total liabilities, redeemable preferred stock and stockholders’ equity	$86,548	$33,625

DURATA THERAPEUTICS, INC. AND SUBSIDIARIES

(A Development Stage Company)

Consolidated Statement of Operations

(in thousands, except share and per share data)

	Year ended December 31,		Period from inception (November 4, 2009) to December 31,
	2012	2011	2012
Operating expenses:
Research and development expenses	$51,695	$30,133	$86,844
General and administrative expenses	9,788	4,305	17,782
Acquisition related charges, net	1,097	1,121	8,544

Operating loss	62,580	35,559	113,170

Interest income	(41)	(15)	(59)

Loss before income tax benefit	62,539	35,544	113,111

Income tax benefit	—	(2,511)	(5,811)

Net loss	$(62,539)	$(33,033)	$(107,300)

Net loss attributable to common stockholders	$(62,539)	$(33,033)	$(107,300)

Net loss per common share – Basic and Diluted	$(7.48)	$(551.51)
Weighted-average common shares – Basic and Diluted	8,364,432	59,896